Exhibit 4.23

Supplier F

Talefull Human Resource Management Software

V1.0

Deployment Service Contracts

Contract Date: 08/01/2018

Contracts

Party A: Shanghai Xiao-i Robot Technology Co., Ltd.

Address: No. 1555 Jinshajiang West Road, No. 383, Jiading District, Shanghai

Party B: Supplier F

Address:

Account name:.

Account number:

Now, after friendly negotiation between A and B, according to the current relevant laws and regulations, regarding the local deployment of Talefull Human Resource Management Software [abbreviated as; Talefull] V1.0, both parties reach a consensus and comply with the following terms:

Article I. Basic conditions for the use of the system by Party A

Party A must be a legal legal entity, capable of bearing civil liability independently. Party A must have professional knowledge of human resource management and skills, and familiar with the content of Party B’s products and services and related information. Party B shall provide services to Party A with the implementation and operation and maintenance of Taleful1 Human Resource Management Software [Taleful1] V1.0. The contract is valid from August 2018. 1 to 2 0 2 3 . July 31, 2018.

Article 2 Party B rights and obligations

2.1 You shall provide to Party A the implementation and version upgrade services of Taleful1 Human Resource Management Software [abbreviated as: Taleful1] V1.0.

2.2 When Party A fails to pay Party B the operation and maintenance fee on time, Party B has the right to cancel the contract and the operation and maintenance service will be terminated on the last day of the month.

2.3 Party B has the obligation to deal with all kinds of problems encountered by Party A in the process of using the system in a timely manner to ensure that Party A can use the system smoothly.

2.4 Whereas the purpose of this contract is: Party A uses the Talefull Human Resource Management Software [Talefull1] V1.0 system and achieves the successful completion of the requirements research, implementation, testing, online and maintenance work During the service period agreed in the contract, if Party A has paid the operation and maintenance fees as agreed, Party B shall pay the operation and maintenance fees for Party A’s use of the system and achieve the contractual agreement. The same purpose of the various types of problems encountered (new demand is not included in this scope), Party B shall promptly solve and not charge any additional fees use.

Article III Software Copyright

This contract licenses the right to use the software, and the copyright of Talefull Human Resource Management Software [Abbreviation: Talefull] V1.0 belongs to Party B, and is subject to the Copyright Law of the People’s Republic of China and other relevant laws. The protection of laws and regulations.

Article 4 Party A’s rights and obligations

4.1 Party A has the obligation to provide Party B with timely feedback on any technical or product content issues that arise in the course of use.

4.2 Party A can log in to the product management background through the administrator account provided by Party B, and independently carry out various functions and operations,

Export and save data, print, etc.

Article 5 Service and Confidentiality Terms

For details of the service description, see “Annex 1 Talefull Human Resource Management Software [abbreviation: Talefull Cloud Talefull]V₁.0 system service description”.

The implementation plan is detailed in “Annex 3 Talefull Human Resource Management Software [abbreviation: Talefull Cloud

Talefull] V1.0 System Standard Implementation Plan”.

4.1 If Party B violates the confidentiality clause, Party B shall compensate Party A for the corresponding loss in accordance with the law, up to the contract amount. 4.2 Data correction, data modification and data collection in the application service during UAT testing will not occupy the number of times in the service description.

The number of uses will start to be counted after acceptance by Party A.

Article V system implementation costs, operation and maintenance costs, hardware procurement costs and their payment

5.1 The total cost of system implementation within the scope of this contract for the first year (400,000 yuan, capital four hundred thousand yuan). (including Tax )

5.2 Payment time

Village time	Payment ratio (%)	Payment amount (RMB)	Invoicing Remarks
Within 30 days from the effective date of the contract	30%	120,000.00	Issuance of 16% VAT

			Special Invoice
Within 30 days of signing the demand confirmation letter	30%	120.000.00	Issuance of 6% VAT special invoice
Within 30 days after the official online acceptance	30%	120,000.00	Issuance of 6% VAT special invoice
12 months after official online acceptance	10%	40,000.00	Issuance of 6% VAT special invoice

5.4 The operation and maintenance fee shall be calculated from the date of acceptance by Party A. The fee shall be settled on an annual basis, and the operation and maintenance fee shall be waived within 12 months from the date of going online (if there is no new demand, if there is new demand, the fee shall be charged according to the additional development cost standard as agreed in the annex), and shall be charged every 12 months from the 13th month onwards, subtotal (30,000, capital 30,000 Yuan) The whole).

5.5 For details of the quotation, see “Annex 2 Talefull Human Resource Management Software [Abbreviation: Talefull Cloud

Talefull] V1.0 System Deployment Quote”.

For details of after-sales service, please refer to “Annex 1 Talefull Human Resource Management Software [Abbreviation: Talefull Cloud Talefull] V1.0 Service Description”.

5.6 When the contract is terminated or cancelled, the system operation and maintenance services and cost settlement are terminated on the last day of the month.

Each installment will be paid in a lump sum within 30 working days after Party A receives Party B’s invoice in full.

VI. Restrictions

6.1 The software products licensed by Party B to Party A shall be limited to Party A itself and Party A shall not transfer the rights or information under the Contract to any third party without Party B’s written consent, and Party B shall be notified in advance in writing of any such transfer involving Party A’s affiliated companies.

and agreed by Party B before implementation.

6.2 Without written authorization from Party B, Party A or Party A’s customer shall not rent, sell, transfer or otherwise transfer the software rights granted by Party B.

Make copies for non-archival purposes and other commercial use.

6.3 Without your written authorization, we or our customers shall not make any changes to the Talefull Human Resource Management Software [abbreviated

Name: Talefull Talefull] V1.0 system for modification, decompilation, disassembly or any other reverse engineering.

Article 7 Disclaimer

6.1 When Party B’s normal services and technical support are affected due to force majeure or unforeseen events, Party B shall not be deemed to be in breach of contract.

Party A agrees with this.

“Force majeure” refers to objective events that cannot be foreseen, overcome and avoided, such as war, natural disasters, politics, etc.

Government bans, etc. “Incident” means, for example, damage to submarine fiber optic cable due to a ship collision, damage to a communications line or server, or other damage to a server.

Failure beyond Party B’s ability to prevent and anticipate, and other similar events.

6.2 Software problems arising from the following reasons are not covered by your warranty:

6.2.1 Party A or Party A’s users do not use the software in accordance with the documentation attached to the Talent Cloud Talefull Human Resource Management Software [referred to as: Talent Cloud Talefull] V1.0;

6.2.2 Errors in Party A’s third party software products;

6.2.3 Party A’s own hardware or network error.

Article 7 Dispute Resolution

7.1 Any dispute arising out of or in connection with this contract shall be settled by the parties through friendly negotiation.

7.2 If negotiations fail after the aggrieved party has started 60 working days, the parties agree to submit the dispute to the People’s Law

Court, the jurisdiction of the people’s court where the defendant is located.

Article 8 Other

8.1 This contract shall take effect from the date of signature and seal of the legal representative (responsible person) or proxy of A and B (i.e. The latter shall prevail over the date of signature and seal of both parties).

8.2 If any unfinished matters occur in the cooperation, A and B may supplement in the form of supplementary agreement.

8.3 This contract is in two copies, one for each party, with equal legal effect.

Party A (seal). Shanghai Xiao-i Robot Technology Co., Ltd.

Legal representative (person in charge)

or proxy (signature).

Date: February 10, 2018

Party B (seal).

Legal representative (person in charge)

or proxy (signature).

Date: February 10, 2018

Attachment 1 : Talefull Human Resource Management Software [Abbreviation: Talefull Talefull] V1.0 System Service Description

1. Service period

See the body of the contract for details.

2. Service Model

Party A is responsible for the application software, servers, network equipment, operating systems, databases within the scope of services within the service period. Maintenance and technical support of support software and hardware such as systems.

Party B provides Party A with an overall maintenance program for the application system, including daily operation and maintenance, professional technical support, fault recovery, and other services. Maintenance work of the repair.

3. Service content

Party B provides system implementation and maintenance of the application system, specifically including:

1) Customer Service Answer: Provide answers and processing of professional technical or operational problems encountered by Party A in daily business operation by telephone, fax, customer service email and other consultation methods.

2) Troubleshooting: If a fault (bug) is found during the operation period, respond and fix it according to the plan (see “Fault Response” for details of the plan).

3) Data correction: Correction of erroneous data caused by the wrong operation of Party A in daily business (Party A is responsible for data review)

4) Data Modification: Data that Party A needs to modify or reset or import at one time due to business needs (modified by mutual agreement).

5) Data collection: The data collected by Party A for business needs at one time. The file format of data collection is Excel, and the data display format is two-dimensional table. For data collection of complex logic, both parties will negotiate.

6) Hardware and software operation and maintenance services: Party B provides operation and maintenance services for the operating environment of the system. Including each set of environment to provide resources such as database, middleware server and related software and integration and operation and maintenance services.

7) Resources such as middleware servers and related software and integration and operation and maintenance services.

Note: The above maintenance content does not include functional modifications to the system and program development for new requirements.

4. Service flow

The work order shall be filled by Party B. If the content of the work order involves billing service items, Party B shall estimate the workload of this service (unit: (person days), submitted by email to Party A for confirmation.

5. Description of additional charges for services

The billing is based on the work order confirmed by Party A. Party B will regularly account for the billing according to the workload in the work order (2000 RMB/personal day).

If Party A needs to modify the functions of the system and add new functions to the program development due to business needs, the same process will be confirmed work orders and account for the costs incurred at the same rate.

6. Troubleshooting

The fault levels are defined in the following table

Fault level	Level description (A determination)
Level 1	System does not work, affecting customer business
Level 2	System works, some functions fail, performance degrades, but no disruption to customer service
Level 3	The system runs normally, with only system warning errors, but does not affect customer business
Level 4	Customer questions about system improvements, or product application issues

According to the scope and degree of fault impact, the corresponding response time is set for different fault levels. As listed in the table below:

Fault level	Response time
	Telephone response time	Issuing solution time
Level 1	Response within 30 minutes When Party B needs access to the relevant Information then to the A question	Within 60 minutes
Level 2		Within 90 minutes
Level 3		Timely processing according to the agreed service process between A and B
Level 4	When making a response, ensure that Respond within 60 minutes.

7. Confidentiality clause

Party B commits to the following terms:

1) Party A’s data is stored in Party B’s Talefull online system. Party B guarantees the security and confidentiality of Party A’s system information stored in Party B’s system, including basic system information, host user name and password, database user name and password, core application user name and password, etc., and guarantees that they will not be leaked or lost.

2) Party B guarantees the security and confidentiality of Party A’s business data stored in Party B’s system and ensures that the data will not be tampered with or leaked, and will not be used for any purpose related to this contract without Party A’s prior written permission, whether or not to obtain economic benefits.

3) Party B guarantees that all personnel participating in this project will strictly comply with this confidentiality clause to protect the rights and interests of Party A.

4) Party B shall ensure that all Party A’s data stored in Party B’s system shall be kept safe and confidential, and no third party shall be able to access the system and any data except with Party A’s written permission, and Party B shall not disclose Party A’s relevant information and data to any third party.

5) All data of Party A stored in Party B’s system shall be fully and strictly attributed to Party A.

6) When the contract between Party A and Party B is cancelled or terminated, Party B shall export all information to Party A in an Excel format and Party B shall permanently delete all data and information related to Party A from the system and the server.

7) If the system cannot be accessed due to system maintenance, 3 days’ written notice is required; if no advance notice is given, the user of Party A shall be able to use the system normally at any time.

8) Party A has the right to request Party B to export or delete all or part of the data at any time according to the specific situation.